EXHIBIT 99.2

To Form 8-K dated January 29, 2014

Seacoast Banking Corporation of Florida

Fourth Quarter & Year-End 2013 Earnings Conference Call

January 30, 2014

10:00 AM Eastern Time

Company Participants:

Dennis S. Hudson, III, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

William R. Hahl, Executive Vice President and Chief Financial Officer, Seacoast Banking Corporation of Florida

Other Participants:

Enrique Acedo, Analyst, Raymond James & Associates, Inc.

Management Discussion:

Operator: Welcome to the Seacoast Fourth Quarter and Year End 2013 Earnings Conference Call. My name is Loraine, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson III: Thank you very much. As always, we’d like to first of all welcome you to the Fourth Quarter 2013 Conference Call.

We’d like to direct your attention to the statement that we’ve placed at the end of our press release regarding our forward statements. During the call, we’ll be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and our comments are intended to be covered within the meaning of Section 27A of this Act.

With me today is Bill Hahl, our CFO; David Houdeshell, our Chief Credit Officer; and Chuck Shaffer, who is running our Retail Operations network.

2013 was truly a transformational year for Seacoast. We dramatically increased our market presence across every one of our business lines. We added new revenue-producing personnel to our teams in every area from commercial lending to small business banking to wealth management to mortgage banking. We implemented better processes around relationship-building in our traditional retail offices to help improve our organic growth in our legacy markets. We also rolled out significant investments in our new distribution channel focused on growing small business relationships in several metro areas adjacent to our legacy markets, a distribution channel we call Accelerate Business, which now operates in five locations, staffed with some of the best customer acquisition team members in the business.

Our internet and our digital distribution platform was transformed as well during the year as we added, I think, 19 new digital products for both consumers and our business clients, and we saw a tremendous engagement by our customer base throughout the year as almost half of our Internet banking users moved into our new digital product suite. We actually almost doubled our mobile banking users during the year and transaction volumes were even higher in terms of the growth rate. We did this—made these investments—just as the markets here in Florida began to move beyond recovery and into early stages of a return to growth. I think our timing was spot on. The investments we made this year helped drive much better growth, as detailed in our earnings release. We were able to absorb all of these investments in people and in technology into our cost structure and still bring down our overall total expenses and operating expenses for the year. In fact, overall top total expense structure this year was reduced by 9 percent.

As a result, our pretax earnings were improved each quarter, and I’m referring to pretax earnings because I think it’s a better measure of our progress given the large recapture of our deferred tax asset last quarter. Pretax earnings were improved each quarter when compared to the prior year and totaled $11.6 million for 2013. Earnings are not where we want them to be, but they’re moving in the right direction, and we look to produce additional progress in 2014. More importantly, however, our investments and increased market presence set the stage for better growth rates in 2014 and beyond. This growth together with additional planned reductions in cost for the first quarter coming up will be key to more earnings growth in 2014.

Another important milestone this quarter was the redemption of all of our 50 million in outstanding preferred stock at yearend. We also completed our $75 million common equity raise, including $25 million which closed early in January. These milestones, together with last quarter’s recovery of our deferred tax asset, dramatically improved the quality of our capital structure and resulted in a TCE ratio of little over 10 percent.

I’m now going to turn the call over to Bill for a few comments on the quarter, and then I’ll have some closing comments to make before we open it up to questions. Bill.

William R. Hahl: Thanks, Denny; and good morning, everyone. My remarks will reference the slide deck we posted for the call on our website, and so I’ll begin with some highlights on slide three.

Net income for the year totaled $52 million, including the net tax benefit that Denny referred to of $40 million related to the reversal of the deferred tax valuation allowance. Probably a better measure of the progress for this year is the increase in income before-taxes which totaled $11.6 million compared to a loss last year of $710,000. This increase in results was driven across the board with the results of revenue growth, expense management, and decline in cyclical credit costs and other expense items. Pretax fourth quarter income totaled $3.1 million, up from $2.9 million a year earlier. Net income available to common shareholders for the year was $47.9 million, or $2.44 per diluted common share compared to a net loss last year of $0.24. In December, we redeemed all of the outstanding Series A Preferred Stock and thus eliminated future dividends for that stock, which totaled $4.1 million in 2013. As Denny mentioned, this action, along with the $75 million common equity raise completed in the fourth quarter, has significantly improved the quantity and quality of our capital. We believe our capital strength with allow us to participate in future bank consolidations in our markets and for us to continue to execute on growing our franchise at a faster pace.

Total revenues, excluding security gains and losses, for the fourth quarter were $22.3 million and were up about $500,000 from a year ago. On a linked-quarter basis, revenues were slightly lower, reflecting the impact of higher interest rates which lowered residential loan demand and our mortgage banking fees. The linked-quarter comparison was also impacted by a recovery of interest income of about $500,000 related to nonaccrual loans in the third quarter and we had no comparable recovery in the fourth quarter. Year-to-date, our tactics designed to build noninterest income have had positive impacts with fees overall growing by 13.4 percent for the year. Total revenues year-to-date were up by $3.2 million, or 3.7 percent, with mortgage banking fees up 12.5 percent, service charges up 6 [percent], interchange fees up 20.5 [percent]. In addition, wealth management fees were also strong and were up 30 percent year-over-year.

Slide six has some additional highlights about noninterest income growth, so I refer you to that slide. Total assets increased by about $95 million and it were funded with core customer funds with solid growth in our noninterest bearing transaction accounts, which were up 10 percent year-over-year and which now comprise approximately 26 percent of total deposits, up from 24 [percent] and 19 [percent] for the two previous years respectively. Total transaction accounts now exceed $1 billion and were up 7.7 percent year-over-year and now comprise approximately 56 percent of total deposits compared to 53 percent a year ago.

We also have highlighted on slide three our reduced risk posture, which is now quantitatively at pre-crisis levels. We have included additional information on our much improved credit quality and reduced costs on slides seven through nine.

Now I’ll turn to slide four and a few comments on cost reductions in noninterest expenses. The quarter expenses were lower by $1.1 million, or 6 percent, compared to a year ago and are down $7.4 million year-to-date, in-line with the guidance we provided last year. Lower noninterest expenses for the year were the result of credit costs declining, savings from our branch consolidations we executed in 2012, as well as our other cost-cutting initiatives.

In order to improve the margin and continue to grow loans, as Denny mentioned, we’ve invested a significant portion of our expense reduction into additional business bankers and credit support personnel and, more recently, in enhancing our customer experience with additional ways our customers can access their accounts through our digital channels. Our redeployment of overhead savings has been focused on delivery channels, the increased loan production personnel, and new digital products that Denny mentioned. These costs over the last three years have been significant and impactful on the efficiency ratio in the short run, but are considered investments for future revenue growth. We want to continue to grow the revenues at a faster pace and to look for ways to redeploy and reduce our fixed legacy costs as we better align our delivery channels with the evolving customer needs. We began implementing cost reductions of about $1.2 million in January of 2014 in support of our goal to continuously to improve the operating leverage, while also improving the overall top line revenue growth rates.

Now I’ll move onto slide five with some highlights related to our loan growth this year. Loan production over the last 12 months totaled $563 million and was up 18.8 percent compared to a year ago. Net loans were up $78 million, or 6.4 percent year-over-year. The improvement in loan growth is a result of continued growth across all of our portfolios, but it also includes much better growth this year coming from our commercial and business lending, which totaled $200 million, an increase of $89 million compared to 2012, proving that the investments we’ve been making in loan personnel and the Accelerate Business is beginning to payoff. We predicted on last quarter’s call that our commercial volume would be better in the fourth quarter, and it was. Commercial production totaled $60 million compared to about $38 million in the third quarter. We continue to refine our Accelerate Business banking model and, as we do, we should see sustained increases in quarterly loan production, particularly, as Denny mentioned, as the economy in our markets begins to move to a growth mode.

Now some color on the net interest margin. The margin declined by 17 basis points in the fourth quarter compared to the third quarter, but as we mentioned last quarter, we [had expected we] would see some pressure on the margin as a result of increased seasonal public customer funds invested at low spreads. We also had some interest recovered on nonperforming loans in the third quarter. As I said earlier, in the third quarter, we received about $500,000. That increased the third quarter margin by about 10 basis points of that 17 delta that I talked about. In addition, we had early payoffs of some TDR loans in the third quarter, which had been booked with valuation discounts, which also had a positive impact on the net interest margin in the third quarter by about 5 basis points. I think going forward, we’ll probably see less impact on these types of items. Like the margin, the loan yield was impacted by these items and was lower in the fourth quarter and totaled 4.29 percent compared to 4.59 percent in the third quarter.

In the securities portfolio, our prepay speeds remain slow, and those yields improved by 17 basis points in response to a steeper yield curve. Our continued progress in improving our core customer funding and our improved deposit mix reduced interest-bearing deposit costs by about one basis point in the fourth quarter. Our normal seasonally higher funding from public funds’ relationships also contributed, as I mentioned earlier, to that decline in a margin for the quarter.

Growing net interest income continues and remains our focus. We believe that we should be able to generate growth in that line item, even in this lower interest rate environment, as our primary opportunities for growth in that remain the improved loan production, improving the earning asset mix in favor of loans, and continued further growth in our low-cost customer funding.

With that, I’ll turn the call back to Denny for some questions.

Dennis S. Hudson III: Hey, thanks, Bill. As I said, it’s been a transformational year for Seacoast. We positioned ourselves for even better growth in 2014 and beyond. This past year, we simplified and strengthened our capital structure. We made meaningful improvement in our earnings. We’ve turned around our loan growth. We’ve continued to aggressively grow our core deposits. And we’ve done all of this while also cutting our total expense structure as we reinvest some of the savings back into the revenue initiatives we’ve just talked about. All of us, as I said last quarter, continue to challenge each other to find innovative ways to grow our revenues faster and to fund the innovation required with redeployment of our heavy legacy costs, even as we continue to bring down the overall cost structure. We must bring down legacy cost by discovering ways to better align our delivery channels with customer needs that are just now starting to rapidly change. As I said last quarter, this is not going to occur overnight, but it’s going to occur on a more compressed timeframe probably, we think, than most community banks believe. This will result in greater convenience and an improved experience for our customers.

So with that, I’ll turn the call back over to our operator and we’d be pleased to take a few questions.

Operator: Thank you. We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone.

And our first question comes from Enrique Acedo from Raymond James. Please go ahead.

Enrique Acedo: Hey, good morning guys.

Dennis S. Hudson III: Good morning.

Enrique Acedo: Hey, I was curious as to why period-end share count only went up about 4.65 million shares from 3Q13? If I recall correctly, your offering was 34.9 million shares. So if you divide that by 5 to split-adjust it, I’m coming out at 7 million shares. Does that imply a lower diluted share count going forward?

William R. Hahl: It could be… I mean I don’t know... You realize that $25 million in common shares, we didn’t close that until early January.

Enrique Acedo: Okay.

William R. Hahl: $25 million….I’m sorry, not 25 million shares, but $25 million.

Dennis S. Hudson III: A portion of the capital raised was delayed and closed in January.

Enrique Acedo: Okay, that actually…

William R. Hahl: So those aren’t outstanding [at yearend] yet.

Enrique Acedo: Okay, that makes sense. And maybe if I can move on to the fee income side: should we think of 4Q13 as a bottom for mortgage banking, and what categories are you most focused on for 2014?

Dennis S. Hudson III: This is in the area of fees?

Enrique Acedo: Yeah fees, right.

Dennis S. Hudson III: Yeah. We’re growing every fee item across the board, as you saw. Our wealth management fees grew dramatically—on the order of 30 percent in 2013—and across the board, all our deposit fees and so forth, all are being driven by growth in customers, growth in customer balances and growth in usage of some of our new digital products out there. Those trends we believe will continue into 2014. You’re right, we had a disappointment in the fourth quarter with respect to our mortgage fees. Mortgage fees were up, I think, over the prior year, but disappointed us, and we had a pretty soft quarter in the fourth quarter. We think that will be a challenge in 2014, when compared to 2013, but we are also working pretty hard to extend our market coverage to a larger market area and make up that difference. So sorry I can’t give any better guidance with that, other than nationally there has been some softness in the mortgage market as a result of the rate movement that occurred late in the summer and so forth. So we think it’s a more challenging environment for us in '14 than '13 was, but we have also been have been executing strategies to increase our volume with entry into other markets, and that’s showing some signs of success. So we’ll hopefully close that gap.

William R. Hahl: Yeah, and coupled with that, I’ll just point out that, as I said, we began implementing some cost reductions. The mortgage area is one of the areas that we are trying to rationalize the expense structure there.

Enrique Acedo: Okay, that’s actually really helpful. And just one last one, I promise. Do you guys have the exact impact on NIMs that the inflow on public deposits had during the quarter?

William R. Hahl: No… It was… I mean you could probably do the math. When I say very low spreads, I mean very low spreads like 8 basis points. I think if you look at the line for our sweep repurchases, they were up about $44 million, I think, on average, so you can do the math and sort of calculate what that cost was.

Enrique Acedo: All right, well thanks, guys. Appreciate it.

Dennis S. Hudson III: Okay. Yeah.

Operator: Thank you. And once again, that’s star then one on your touchtone phone if you have a question. Standing by for questions. And at this time, I am showing no further questions.

Dennis S. Hudson III: Okay. Well thank you very much, and we look forward to reporting additional progress next quarter. Thank you.

Operator: Thank you. And thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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